Exhibit 10.3


                                                                 1585 Broadway
                                                            New York, NY 10036


[Morgan Stanley]
[Logo Omitted]




                                                                 June 30, 2005

                       Re: 2005 Fiscal Year Compensation
                           -----------------------------

Dear David:

            In light of your key role with Morgan Stanley (the "Company") and in order to mitigate the uncertainties that you may be experiencing regarding your future with the Company, the Company wishes to offer you the following arrangement regarding your compensation for the Company's 2005 fiscal year (the "Agreement").

            Subject to your continued employment with the Company through October 15, 2005, the Company hereby agrees that the aggregate of the annual base salary, annual bonus and long-term incentive compensation (the "Total Compensation") payable to you by the Company with respect to the Company's 2005 fiscal year shall be at least equal to $10,500,000 (the "Target Compensation Amount"). Amounts are payable in cash if employment terminates prior to payment date.

            Notwithstanding the foregoing, in the event that, prior to the time at which the full amount of your Total Compensation is paid to you with respect to the Company's 2005 and 2006 fiscal years, your employment with the Company is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), subject to your execution and non-revocation of the Company's standard form of settlement and release agreement, you shall be entitled to payment of two times the Target Compensation Amount in cash (less any amount of such compensation already paid to you) at such time as the components of Total Compensation would have been paid to you had you remained employed by the Company through the date on which such amounts would otherwise have been paid to you.

            In addition, all of the equity awards set forth on Exhibit A hereto will continue to vest, notwithstanding the original terms of such grants. The Company will also provide you with continued medical coverage for 12 months after your termination date at the employee rate, after which the Company will provide you with COBRA benefits.

            For purposes of this Agreement, "Cause" means: (a) your willful engaging in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious to the Company, or to any clients or customers of the Company, or either of their respective reputations, (b) your conviction of a felony or guilty or nolo contendere plea with respect thereto, or (c) a violation in any material respect of any policies of the Company applicable to you which is materially and demonstrably injurious to the Company. For purposes of this Agreement, "Good Reason" means, without your prior written consent: (i) the relocation of your place of employment to a location more than 50 miles from your place of employment on the date hereof, (ii) a material reduction in your duties or authorities from those in effect on June 24, 2005, or (iii) failure to timely pay or provide to you any portion of the Target Compensation Amount. Notwithstanding the foregoing, you will not be considered to have Good Reason to terminate your employment under this Agreement unless and until you provide the Company with written notice of the circumstances con-

[Morgan Stanley]
[Logo Omitted]


stituting the Good Reason and the Company fails to have cured such circumstances within 30 business days of receipt of such notice.

            You and the Company acknowledge that, except as may otherwise be provided under any other written agreement between you and Parent or the Company, your employment by Parent is "at will" and may be terminated by either you or the Company and Parent at any time and for any reason.

            This Agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term "Company," as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All amounts and benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

            We look forward to a very promising future with you at the Company. In order to be eligible to receive these benefits, it is important that you sign this Agreement and return it to Karen Jamesley as soon as practicable.


                                    Very truly yours,



                                    By: /s/ Karen C. Jamesley
                                       ------------------------------






Accepted and Acknowledged:

/s/ David H. Sidwell
------------------------
Name: David H. Sidwell

Dated:  6/30/2005
        ----------

                                                                     Exhibit A



                            EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------
                               David H. Sidwell



  Award                                                       Award Date    Award Type
  -----                                                       ----------    ----------
  2003 EICP Award upon hire - Replacement retention award      3/22/2004    Units and Options
  2003 EICP Award upon hire - Long-term retention award        3/22/2004    Units
  2004 EICMC Year-end award                                   12/14/2004    Units
